     As Filed Electronically with the Securities and Exchange Commission on
                                October 9, 2001

                           Registration No. 333-69618


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           SPEEDWAY MOTORSPORTS, INC.
             (Exact name of Registrant as Specified in Its Charter)

    Delaware                                               51-0363307
    (State or Other Jurisdiction of                        (I.R.S. Employer
    Incorporation or Organization)                         Identification No.)

    U.S. Highway 29 North                                  28026
    P.O. Box 600                                           (Zip Code)
    Concord, North Carolina
    (Address of Principal Executive Offices)

                           SPEEDWAY MOTORSPORTS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                     AMENDED AND RESTATED AS OF MAY 3, 2000
                            (Full Title of the Plan)

                               Mr. O. Bruton Smith
                      Chairman and Chief Executive Officer
                           Speedway Motorsports, Inc.
                              U.S. Highway 29 North
                                  P.O. Box 600
                       Concord, North Carolina 28026-0600
                                 (704) 455-3239
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:

                               Peter J. Shea, Esq.
                      Parker, Poe, Adams & Bernstein L.L.P.
                       401 South Tryon Street, Suite 3000
                         Charlotte, North Carolina 28202
                            Telephone: (704) 372-9000

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
     Title of                              Proposed Maximum      Proposed Maximum
    Securities             Amount              Offering              Aggregate          Amount of
       to be               to be                 Price               Offering          Registration
    Registered          Registered/1/        Per Share/1/            Price/1/             Fee/1/
-------------------------------------------------------------------------------------------------------
Common Stock           Not Applicable       Not Applicable        Not Applicable      Not Applicable
($0.01 par value)
=======================================================================================================

     (1) No additional shares are being registered under this post-effective amendment.

         This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed by the Registrant on September 19, 2001 (File No. 333-69618) contains a Reoffer Prospectus relating to certain resales of Control Shares prepared in accordance with the requirements of General Instruction C to Form S-8.

                                   PROSPECTUS

                           SPEEDWAY MOTORSPORTS, INC.

                        1,269,550 SHARES OF COMMON STOCK
                                ($.01 Par Value)

                           SPEEDWAY MOTORSPORTS, INC.
                             1994 STOCK OPTION PLAN

                           SPEEDWAY MOTORSPORTS, INC.
                            FORMULA STOCK OPTION PLAN

                           SPEEDWAY MOTORSPORTS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

         This Prospectus relates to 1,269,550 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Speedway Motorsports, Inc. (the "Company", "SMI", "We" or "Us"), that have been or will be issued upon the exercise of options which have been granted pursuant to our 1994 Stock Option Plan, our Formula Stock Option Plan and our Employee Stock Purchase Plan. The individuals identified in this Prospectus (the "Selling Security Holders") may periodically offer and sell the Shares offered by this Prospectus. We are registering the offer and sale of these Shares to allow the Selling Security Holders to freely trade their Shares. We do not know when the proposed sale of the Shares will occur. We will not receive any of the proceeds from sales of the Shares. See "Use of Proceeds," "Selling Security Holders" and "Plan of Distribution."

         The Common Stock is traded on the New York Stock Exchange under the symbol "TRK." The last sale price of the Common Stock on the New York Stock Exchange on October 3, 2001 was $20.98 per share. You are urged to obtain current market data.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PURCHASERS OF THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus or any of its supplements is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

         Our principal executive offices are located at U.S. Highway 29 North, Concord, North Carolina 28026 (Telephone (704) 455-3239).

                 The date of this Prospectus is October 5, 2001.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION ABOUT SPEEDWAY MOTORSPORTS, INC. ......   2
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS ....................   3
THE COMPANY ...............................................................   4
RISK FACTORS ..............................................................   4
USE OF PROCEEDS ...........................................................  11
SELLING SECURITY HOLDERS ..................................................  12
PLAN OF DISTRIBUTION ......................................................  12
LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS .........................  14
TRANSFER AGENT AND REGISTRAR ..............................................  15
EXPERTS ...................................................................  15

      WHERE YOU CAN FIND MORE INFORMATION ABOUT SPEEDWAY MOTORSPORTS, INC.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission's web site is http://www.sec.gov. Information that we file with the Commission may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, documents incorporated by reference elsewhere in this Prospectus, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until Selling Security Holders sell all the Shares that they may be allowed to offer from time to time in the future hereunder or we decide to terminate this offering earlier:

               (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 001-13582);

               (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

               (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

               (4)  Our Definitive Proxy Statement dated March 28, 2001; and

               (5) The description of our Common Stock which is contained in our registration statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

         We will provide upon request, a free copy of any or all of the documents incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this Prospectus, including any beneficial owner. Written or telephone requests should be directed to Speedway Motorsports, Inc., U.S. Highway 29 North, Concord, North Carolina 28026, Attention: Marylaurel Wilks, Esq., Vice President of Communications and General Counsel, telephone (704) 455-3239.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains statements that constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the "Securities Act") and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include words such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals are also forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Litigation Securities Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations, or those of our directors or officers, with respect to, among other things:

         .  our future capital projects;
         .  trends in our industry;
         .  our financing plans;
         . economic or other conditions affecting our financial condition or results of operations;
         .  hosting of races;
         .  broadcasting rights or sponsorships;
         . our business and growth strategies; and . legal proceedings.

         You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could materially adversely affect actual results and performance include:

         .  bad weather;
         . local, regional and national economic conditions in the areas we serve;
         .  the level of consumer spending;
         . disruption of our relationship with the National Association of Stock Car Auto Racing ("NASCAR")
         .  high competition;
         .  government regulation of certain motorsports sponsors;
         . casualty to or other disruption of our facilities and equipment; and . our success in integrating potential future capital projects.

                                   THE COMPANY

         Speedway Motorsports, Inc., the owner and operator of Atlanta Motor Speedway ("AMS"), Bristol Motor Speedway ("BMS"), Lowe's Motor Speedway at Charlotte (formerly known as Charlotte Motor Speedway) ("LMSC"), Las Vegas Motor Speedway ("LVMS"), Sears Point Raceway ("SPR"), and Texas Motor Speedway ("TMS"), is a leading promoter and marketer of motorsports activities in the United States. We also provide event food, beverage, and souvenir merchandising services through our Finish Line Events ("FLE") subsidiary, and manufacture and distribute smaller-scale, modified racing cars and parts through our 600 Racing subsidiary. We currently promote 17 major annual racing events in 2001 sanctioned by NASCAR, including ten races associated with the Winston Cup professional stock car racing series ("Winston Cup") and seven races associated with the Busch Grand National series. We will also promote three Indy Racing Northern Light Series ("IRL") racing events, three NASCAR Craftsman Truck Series racing events, four major National Hot Rod Association ("NHRA") racing events, seven World of Outlaws ("WOO") racing events, and three UDTRA Pro Dirt Car Series ("UDTRA") racing events in 2001. Speedway Motorsports, Inc. was incorporated in the state of Delaware in 1994, and our principal executive offices are located at U.S. Highway 29 North, Concord, North Carolina 28026.

                                  RISK FACTORS

         You should carefully consider and evaluate all of the information in this Prospectus, including the risk factors set forth below, before investing in the Shares being offered.

BAD WEATHER ADVERSELY AFFECTS THE PROFITABILITY OF OUR MOTORSPORTS EVENTS.

         We promote outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although we sell tickets well in advance of our events, poor weather conditions can adversely affect our results of operations.

CONSUMER AND CORPORATE SPENDING CAN SIGNIFICANTLY IMPACT OPERATING RESULTS.

         Many factors related to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation, can significantly impact our operating results. Many factors related to corporate spending such as general economic and other business conditions, including consumer spending, interest and tax rates, and inflation, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, suite rentals, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the financial results of present and potential sponsors of our facilities and events and of the industry. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, and thereby possibly impacting our operating results and growth.

NONRENEWAL OF A NASCAR EVENT LICENSE OR A DETERIORATION IN OUR RELATIONSHIP WITH NASCAR COULD ADVERSELY AFFECT OUR PROFITABILITY.

         Our success has been and will remain dependent to a significant extent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup and Busch Grand National races. We currently hold licenses to promote ten Winston Cup races and seven Busch Grand National races. In 2000, we derived approximately 72% of our total revenues from events sanctioned by NASCAR. Each NASCAR event license is awarded on an annual basis. Although we believe that our relationship with NASCAR is good, NASCAR is under no obligation to continue to license SMI to promote any event. Nonrenewal of a NASCAR event license would have a material adverse effect on our financial condition and results of operations. Our strategy has included growth through the addition of motorsports facilities. We cannot assure you that we will continue to obtain NASCAR licenses to promote races at such facilities.

HIGH COMPETITION IN THE MOTORSPORTS INDUSTRY COULD HINDER OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE INDUSTRY.

         Motorsports promotion is a competitive industry. We compete in regional and national markets to promote events, especially NASCAR-sanctioned events. Certain of our competitors have resources that exceed ours. NASCAR is owned by Bill France, Jr. and the France family, who also control International Speedway Corporation ("ISC"). ISC presently holds licenses to promote eighteen Winston Cup races. The France family is part owner of another track that hosts two NASCAR Winston Cup events. We are the leading sports promoter in the local and regional markets served at Atlanta, Bristol, Lowe's, Las Vegas and Texas Motor Speedways and Sears Point Raceway, and compete regionally and nationally with other speedway owners to promote events, especially NASCAR, CART, IRL, and NHRA sanctioned events. We also must compete for spectator interest with all forms of professional and amateur spring, summer, and fall sports conducted in and near Atlanta, Bristol, Charlotte, Las Vegas, Fort Worth, and Sonoma, many of which have resources that exceed ours. We also compete for attendance with a wide range of other available entertainment and recreational activities. We cannot assure you that we will maintain or improve our position in light of such competition.

GOVERNMENT REGULATION OF CERTAIN MOTORSPORTS SPONSORS COULD NEGATIVELY IMPACT THE AVAILABILITY OF PROMOTION, SPONSORSHIP AND ADVERTISING REVENUE FOR US.

         The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of its promotion, sponsorship and advertising revenue. Advertising of the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors of our events. In addition, certain of our sponsorship contracts are terminable upon the implementation of adverse regulations.

We cannot assure you that:

         .  the tobacco industry will continue to sponsor motorsports events;
         . suitable alternative sponsors could be located; or . NASCAR will continue to sanction individual racing events sponsored by the tobacco industry at any of our facilities.

         Advertising and sponsorship revenue from the tobacco industry accounted for less than 1% of our total revenues in fiscal 2000. In addition, the tobacco industry provides financial support to the motorsports industry through, among other things, its purchase of advertising time and its sponsorship of racing teams and racing series such as NASCAR's Winston Cup series.

THE LOSS OF KEY PERSONNEL OF SMI COULD ADVERSELY AFFECT OUR OPERATIONS AND
GROWTH.

         Our success depends to a great extent upon the availability and performance of our senior management, particularly O. Bruton Smith, our Chairman and Chief Executive Officer, and H. A. "Humpy" Wheeler, our President and Chief Operating Officer, who have managed SMI as a team for over 25 years. Their experience within the industry, especially their working relationship with NASCAR, will continue to be of considerable importance to us. The loss of any of our key personnel or our inability to attract and retain key employees in the future could have a material adverse effect on our operations and business plans.

SEASONALITY OF OUR MOTORSPORTS OPERATIONS ADVERSELY AFFECTS OUR THIRD QUARTER REVENUES.

         We have derived a substantial portion of our total revenues from admissions and event-related revenue attributable to NASCAR-sanctioned races held in March, April, May, June, August, October and November. As a result, our business has been, and is expected to remain, highly seasonal. In 2000, our second and fourth quarters accounted for 67% of our total annual revenues and 86% of our total annual operating income. In 1999, our second and fourth quarters accounted for 68% of our total annual revenues and 89% of our total annual operating income. We sometimes produce minimal operating income or losses during our third quarter, when we promote only one Winston Cup race weekend.

         The concentration of our racing events in the second quarter and the growth in our operations with attendant increases in overhead expenses may tend to minimize operating income or increase operating losses in future first and third quarters. Also, race dates at our various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of our business.

COSTS ASSOCIATED WITH CAPITAL IMPROVEMENTS COULD ADVERSELY AFFECT OUR PROFITABILITY.

         Significant growth in SMI's revenues depends, in large part, on consistent investment in facilities. Therefore, SMI expects to continue to make substantial capital improvements in its facilities to meet increasing demand and to increase revenue. We frequently have a number of significant capital projects underway. Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various capital improvements at our facilities, including undetected soil or land conditions, additional land acquisition costs, increases in the cost of construction materials and labor, unforeseen changes in the design, litigation, accidents or natural disasters affecting the construction site and national or regional economic changes. In addition, actual costs could vary materially from our estimates if those factors and our assumptions about the quality of materials or workmanship required or the cost of financing such construction were to change. Construction is also subject to state and local permitting processes, which if changed, could materially affect the ultimate cost. For instance, private litigants have filed a suit against Sonoma County, California seeking to alter or revoke the county's permits granted to SPR for SPR's planned renovation and expansion on alleged environmental issues. If the plaintiffs are successful, our planned expansion at SPR may be adversely impacted, which may have an adverse impact on our ability to grow revenues at SPR and on our operating results.

CLOSENESS OR COMPETITIVENESS OF NASCAR WINSTON CUP SERIES CHAMPIONSHIP POINTS RACE CAN SIGNIFICANTLY IMPACT OPERATING RESULTS.

         The closeness or competitiveness of the championship points race of the NASCAR-sanctioned Winston Cup Series in any particular racing season can significantly impact our operating results. These factors can affect attendance at the Winston Cup racing events, as well as other events surrounding the weekends such Winston Cup races are promoted, at our speedways. There can be no assurance that attendance will not be adversely impacted by the lack of a close or competitive championship points race in any particular season, and thereby possibly impacting our operations and growth.

OUR REVENUES DEPEND ON THE PROMOTIONAL SUCCESS OF OUR MARKETING CAMPAIGNS.

         Similar to many companies, we spend significant amounts on advertising, promotional and other marketing campaigns for our speedways and other business activities. Such marketing activities include, among others, promotion of tickets sales, luxury suite rentals, hospitality and other services for our speedway events and facilities, and advertising associated with our wholesale and retail distribution of racing and other sports related souvenir merchandise and apparel, metal-energizer products, Legends Car activities, and Sold USA Internet auction or e-commerce activities. There can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenues or profits.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

         As of June 30, 2001, we had total outstanding long-term debt of approximately $403.4 million. Our indebtedness could have significant consequences such as:

         . increasing our vulnerability to general adverse economic and industry conditions;
         . limiting our ability to fund future working capital, capital expenditures, costs and other general corporate requirements;
         . requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
         . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
         . placing us at a competitive disadvantage compared to our competitors that have less debt; and
         . limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failure to comply with such covenants with our creditors could result in an event of default and the acceleration of our debt maturity dates to the default date, which, if such covenant default is not cured or waived, could have a material adverse effect on us.

OUR ABILITY TO SECURE ADDITIONAL INDEBTEDNESS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. In May 1999, we obtained a long-term, secured, senior revolving credit facility with a syndicate of banks led by Bank of America, N.A. as an agent and lender (the "Credit Facility"). In May 1999, we completed a private placement of 8 1/2% senior subordinated notes (the "Senior Subordinated Notes") in the aggregate principal amount of $125,000,000. The terms of our Credit Facility and Senior Subordinated Notes indenture do not fully prohibit us or our subsidiaries from doing so. Our Credit Facility permits borrowings of up to $250.0 million, of which $90.0 million was outstanding as of June 30, 2001. In addition, those borrowings are secured by a pledge of all the capital stock, limited partnership interests and limited liability company interests of our material operating subsidiaries. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

OUR ABILITY TO GENERATE CASH TO SERVICE OUR INDEBTEDNESS OR FUND OTHER LIQUIDITY NEEDS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate sufficient cash flow from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our Credit Facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

OUR CHAIRMAN OWNS A MAJORITY OF SMI'S COMMON STOCK, WHICH WILL AFFECT ANY POTENTIAL CHANGE OF CONTROL.

         As of March 9, 2001, Mr. O. Bruton Smith, our Chairman and Chief Executive Officer, owned, directly and indirectly, approximately 65.5% of the outstanding shares of Common Stock on a fully diluted basis. As a result, Mr. Smith will continue to control the outcome of substantially all issues submitted to our stockholders, including the election of all of our directors.

LIABILITY FOR PERSONAL INJURIES AND PRODUCT LIABILITY CLAIMS COULD SIGNIFICANTLY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Motorsports can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect us from material financial loss due to liability for personal injuries sustained by persons on our premises in the ordinary course of business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances.

         On May 20, 2000, near the end of a NASCAR-sanctioned event hosted at LMSC, a portion of a pedestrian bridge leading from its track facility to a parking area failed. In excess of 100 people were injured to varying degrees. Preliminary investigations indicate the failure was the result of excessive interior corrosion resulting from improperly manufactured bridge components. The bridge's manufacturer, Tindall Corporation, and its insurer are currently handling all personal injury claims resulting from this incident. To date, 30 separate lawsuits resulting from this incident have been filed, all seeking unspecified compensatory and punitive damages. SMI has filed, or will file shortly, answers in all of the actions and preliminary discovery has begun in many of the cases but is not yet complete. Additional lawsuits involving this incident may be filed in the future. SMI intends to defend itself and denies the allegations of negligence as well as related claims for punitive damages. Management does not believe the outcome of these lawsuits or this incident will have a material adverse effect on our financial position or future results of operations.

         On May 1, 1999, during the running of an IRL event at LMSC, an on-track accident occurred that caused race car debris to enter the spectator seating area. Three deaths and other injuries resulted. A personal injury lawsuit was filed in February 2001 against SMI, LMSC, IRL and others seeking unspecified compensatory and punitive damages. SMI has filed an answer in this pending action and preliminary discovery is underway but not yet completed. SMI intends to defend itself and denies the allegations of negligence as well as related claims for punitive damages. Management does not believe the outcome of this lawsuit or this incident will have a material adverse effect on our financial position or future results of operations.

         We also may be subject to product liability claims, for which we are self-insured, with respect to the manufacture and sale of Legends Cars. Although we maintain product liability insurance with regard to Oil-Chem products, we may be subject to claims that are not covered by such insurance. Our financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY NEGATIVELY IMPACT OUR
PROFITABILITY.

         Solid waste land filling has occurred on and around the property at LMSC for many years. Landfilling of general categories of municipal solid waste on the LMSC property ceased in 1992. However, there is one landfill currently operating at LMSC that is permitted to receive inert debris and waste from land clearing activities ("LCID landfill"), and one LCID landfill that was closed in 1999. Two other LCID landfills on the LMSC property were closed in 1994. LMSC intends to allow similar LCID landfills to be operated on the LMSC property in the future. Prior to 1999, LMSC leased certain property to Allied Waste Industries, Inc. ("Allied") for use as a construction and demolition debris landfill (a "C&D landfill"), which could receive solid waste resulting solely from construction, remodeling, repair or demolition operations on pavement, buildings or other structures, but which could not receive inert debris, land-clearing debris or yard debris. This C&D landfill is no longer operating. In addition, Allied owns and operates an active solid waste landfill adjacent to LMSC. We believe that the active solid waste landfill was constructed in such a manner as to minimize the risk of contamination to surrounding property.

         Portions of the inactive solid waste landfill areas on the LMSC property are subject to a groundwater monitoring program and data is submitted to the North Carolina Department of Environment and Natural Resources ("DENR"). DENR has noted that data from certain groundwater sampling events have indicated levels of certain regulated compounds that exceed acceptable trigger levels and organic compounds that exceed regulatory groundwater standards. DENR has not acted to require any remedial action by us at this time with respect to this situation. In the future, DENR could possibly require us to take certain actions with respect to this situation that could result in material costs being incurred by us.

         We believe that our operations, including the landfills on our property, are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused by the conduct of our business or by pollutants used, generated or disposed of by us, or which may be found on our property, we may be held liable for such damage and may be required to pay the cost of investigation or remediation, or both, of such contamination or damage. The amount of such liability, as to which we are self-insured, could be material.

Changes in federal, state or local laws, regulations or requirements, or the discovery of previously unknown conditions, could require additional expenditures by us.

RESTRICTIONS IMPOSED BY TERMS OF OUR INDEBTEDNESS COULD LIMIT OUR ABILITY TO RESPOND TO CHANGING BUSINESS AND ECONOMIC CONDITIONS AND TO SECURE ADDITIONAL FINANCING.

         Our Credit Facility and our Senior Subordinated Notes indenture restrict, among other things, our and our subsidiaries' ability to do any of the following:

         .  incur additional indebtedness;
         .  pay dividends or make certain other restricted payments;
         .  incur liens to secure pari passu or subordinated indebtedness;
         .  sell stock of subsidiaries;
         .  apply net proceeds from certain asset sales;
         .  merge or consolidate with any other person;
         . sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets;
         . enter into certain transactions with affiliates; or . incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the Senior Subordinated Notes.

         As a result of these covenants, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted. We may be prevented from engaging in transactions that might otherwise be considered beneficial to us.

         The Credit Facility contains more extensive and restrictive covenants and restrictions than the Senior Subordinated Notes indenture. It requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under the Credit Facility. If there is an event of default under the Credit Facility, the lenders could elect to declare all amounts outstanding, including accrued interest or other obligations, to be immediately due and payable. If we were unable to repay those amounts, such lenders could proceed against the collateral, if any, granted to them to secure that indebtedness, which includes a pledge of our operating subsidiaries' equity ownership interests.

POTENTIAL ADVERSE MARKET PRICE EFFECT OF ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE.

         The market price for our Common Stock could be adversely affected by the availability for public sale of up to 33,200,000 shares held or issuable on August 31, 2001, including:

Number of Shares
of Common Stock        Manner of Holding and/or Issuance
---------------        ---------------------------------

29,000,000             Shares which are "restricted securities" as defined in
                       Rule 144 under the Securities Act and may be resold in compliance with Rule 144. These shares include those held by Mr. Smith, our Chairman and Chief Executive Officer.

3,000,000              Issuable on exercise of options granted under the
                       Speedway Motorsports, Inc. 1994 Stock Option Plan Amended and Restated May 5, 1998. Shares issuable pursuant to such options are registered under the Securities Act.

400,000 Issuable on exercise of options granted under the Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated as of May 3, 2000. All such shares are registered under the Securities Act.

800,000 Issuable on exercise of options granted under the Speedway Motorsports, Inc. Formula Stock Option Plan Amended and Restated May 5, 1998. All such shares are registered under the Securities Act.

PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS COULD DISCOURAGE TRANSACTIONS INVOLVING CONTROL OF OUR COMPANY.

         Certain provisions of our Company's Certificate of Incorporation and Bylaws authorize the issuance of "blank check" preferred stock, stagger the election of directors and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transactions involving control of our Company. Minority shareholders may view such transactions favorably.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of Shares by the Selling Security Holders. The proceeds from all such sales will be retained solely by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         The following persons are currently our directors and/or executive officers and directors and/or executive officers of our subsidiaries, each of whom is eligible to sell pursuant to this Prospectus the number of Shares set forth opposite his or her name in the table below.

                                                                            Shares Beneficially
                                   Number of Shares      Number of         Owned After Offering:
                                  Beneficially Owned      Shares           ----------------------
Selling Security Holders           Prior to Offering     Offered        Number            Percent
------------------------           --------------------------------------------------------------
H.A. "Humpy" Wheeler                     554,300        554,800/(1)/       0                --
President, Chief Operating
Officer and Director

William R. Brooks                        291,000        291,500/(1)/       0                --
Vice President, Chief
Financial Officer, Treasurer
and Director

Edwin R. Clark                            98,300         98,800/(1)/       0                --
Executive Vice President
and Director

Marylaurel E. Wilks                       33,950         34,450/(1)/       0                --
Vice President of Communications
and General Counsel

William P. Benton                        101,000        100,000        1,000                --
Director

Mark M. Gambill                          124,200        120,000        4,200                --
Director

Jack L. Kemp                              55,000         55,000            0                --
Director

Tom E. Smith                              15,000         15,000            0                --
Director

/(1)/ Includes up to 500 shares that are subject to grants in January 2001 under the Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated as of May 3, 2000.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders may sell or distribute some or all of the Shares being offered from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in a variety of ways, including:

         . transactions (which may involve crosses and block transactions) on the New York Stock Exchange or other exchanges on which the Common Stock may be listed for trading;

         . privately negotiated transactions (including sales pursuant to pledges);

         .    in the over-the-counter market;

         .    in brokerage transactions; or

         .    in a combination of these types of transactions.

         These transactions may be effected by the Selling Security Holders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in these transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders (and, if they act as agent for the purchaser of such Shares, from such purchaser). These discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with our consent, by donees of the Selling Security Holders, or by other persons, including pledgees, acquiring the Shares and who wish to offer and sell their Shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees or pledgees of Selling Security Holders and any other material information with respect to the plan of distribution not previously disclosed.

         The Selling Security Holders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Security Holders can presently estimate the amount of such compensation.

         On August 9, 2001, our Board of Directors approved an amendment to our insider trading policy to permit our officers, directors and other insiders to enter into trading plans or other arrangements that comply with Rule 10b5-1 under the Exchange Act. These plans will enable insiders to exercise Company-granted options and sell our Common Stock without violating insider trading restrictions. Our Board of Directors also specifically permitted the following executive officers and directors, who are Selling Security Holders, to adopt plans that are compliant with Rule 10b5-1: H. A. Wheeler, William R. Brooks, Edwin R. Clark, Marylaurel E. Wilks, William P. Benton, Mark M. Gambill, Tom E. Smith, and Jack L. Kemp. We expect that most, if not all, of these individuals will adopt plans to sell periodically some or all of the Shares they own or are entitled to receive under options. We do not know of any other existing arrangements between any Selling Security Holder and any other Selling Security Holder, broker, dealer or other agent relating to the sale or distribution of the Shares currently being offered.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares being offered may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders. All of the foregoing may affect the marketability of the Common Stock.

         We will pay substantially all of the expenses incident to this offering of the Shares by the Selling Security Holders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Security Holder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. We may agree to indemnify the Selling Security Holders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

         Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

         Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability:

         . for any breach of the officer's or director's duty of loyalty to us or our stockholders;

         . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law; or

         . for any transaction from which the officer or director derived an improper personal benefit.

         The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

         Our bylaws provide indemnification to our officers and directors and certain other persons with respect to any threatened, pending or completed action, suit or proceeding to which such person may be a party by reason of serving as a director or officer, to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SMI pursuant to the foregoing provisions, SMI has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          TRANSFER AGENT AND REGISTRAR

         Our transfer agent and registrar of our Common Stock is First Union National Bank.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference from Speedway Motorsports, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Speedway Motorsports Inc. (the "Company," and sometimes referred to herein as the "Registrant") incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No.1-13582);

         (ii) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

         (iii) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001; and

         (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Officers and Directors
         -----------------------------------------

         The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

         Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

         The Company maintains insurance against liabilities under the Securities Act for the benefit of its officers and directors.

Item 8.  Exhibits
         --------

Exhibit
Number              Description
------              -----------

4.1* Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated as of May 3, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the Commission on September 19, 2001 (File No. 333-69618) (the "Registration Statement")

5.1* Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of securities registered (incorporated by reference to Exhibit 5.1 to the Registration Statement)

23.1                Consent of Deloitte & Touche LLP

23.2* Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1 to the Registration Statement)

24*                 Power of Attorney (included in the Registration Statement)

______________________
*  Filed previously.


Item 9.  Undertakings
         ------------

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 5th day of October, 2001.

                                     SPEEDWAY MOTORSPORTS, INC.


                                     By:   /s/ William R. Brooks
                                           ------------------------------------
                                           William R. Brooks
                                           Vice President, Treasurer, Chief
                                           Financial Officer and Director
                                           (principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                         Date

                  *                         Chief Executive Officer                     October 5, 2001
------------------------------------        (principal executive officer)
         O. Bruton Smith                    Chairman and Director

                  *                         President, Chief Operating                  October 5, 2001
------------------------------------        Officer and Director
         H. A. Wheeler


                  *                         Vice President, Treasurer                   October 5, 2001
------------------------------------        Chief Financial Officer and Director
         William R. Brooks


                  *                         Executive Vice President                    October 5, 2001
------------------------------------        and Director
         Edwin R. Clark


                  *                         Director                                    October 5, 2001
------------------------------------
         William P. Benton

                  *                         Director                                    October 5, 2001
------------------------------------
         Mark M. Gambill

                  *                         Director                                    October 5, 2001
------------------------------------
         Tom E. Smith

                  *                         Director                                    October 5, 2001
------------------------------------
         Jack F. Kemp


*By:   /s/ William R. Brooks                                                            October 5, 2001
     -------------------------------
         William R. Brooks
         (Attorney-in-fact for each
         of the persons indicated)

                                INDEX TO EXHIBITS

Exhibit No.      Description
-----------      -----------

4.1* Speedway Motorsports, Inc. Employee Stock Purchase Plan Amended and Restated as of May 3, 2000 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the Commission on September 19, 2001 (File No. 333-69618) (the "Registration Statement")

5.1* Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of securities registered (incorporated by reference to Exhibit 5.1 to the Registration Statement)

23.1           Consent of Deloitte & Touche LLP

23.2*          Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in
               Exhibit 5.1 to the Registration Statement)

24*            Power of Attorney (included in the Registration Statement)

----------------------
*  Filed previously.